FIRST AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT, dated as of the 11th December, 2017, to the Fund Accounting Servicing Agreement, dated as of November 3, 2014, as amended (the “Agreement”), is entered into by and between MILLER/HOWARD HIGH INCOME EQUITY FUND, a Delaware statutory trust (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1	Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.
2	All references to “out of pocket expenses” in the Agreement are replaced with “miscellaneous expenses”.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MILLER/HOWARD HIGH INCOME EQUITY FUND	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Dana Troxell	By: /s/ Anita M. Zagrodnik

Name: Dana Troxell	Name: Anita M. Zagrodnik

Title: EVP, COO, Secretary	Title: Senior Vice President

Exhibit A to the Fund Accounting Servicing Agreement
Fund Administration & Fund Accounting Services Fee Schedule at December 2017
Miller/Howard High Income Equity Fund

Fund Administration & Fund Accounting Fee Based Upon Average Net Assets Per Fund*
[…] basis points on the first $[…] million
[…] basis points on the next $[…] million
[…] basis points on the balance above $[…] million
Minimum annual fee:  $[…]per portfolio

NOTE: Conversion, multiple classes, master/feeder and multiple manager funds, and extraordinary services quoted separately.

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.

Chief Compliance Officer Support Fee (Fund Complex)*
▪	$[…]/year per service

Pricing Services**
▪	$[…]- Domestic Equities, Options, ADRs
▪	$[…]- Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards,
                          Currency Rates, Mortgage Backed Securities
▪	$[…]- CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                          Bonds, Asset Backed Securities, High Yield Bonds
▪	$[…]- Bank Loans
▪	$[…]- Credit Default Swaps
▪	$[…]- Swaptions, Index Swaps
▪	$[…]- Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$[…] /Month Manual Security Pricing (>10/day)

Corporate Action Services
▪	$[…]/Foreign Equity Security per Month for Corporate Action Service
▪	$[…]/Domestic Equity Security per Month for Corporate Action Service

Fair Value Services (Charged at the Complex Level)**
▪	$[…]on the First 100 Securities
▪	$[…]on the Balance of Securities
NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Miscellaneous Expenses
All other miscellaneous expenses, Including but not limited to the following, will be separately billed as incurred: postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar, GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Directors meetings, third party auditing and legal expensers, wash sales reporting (GainsKeeper), tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule:  USBFS legal administration (e.g., annual legal administration and subsequent new fund launch), daily performance reporting, daily  compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements.

*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.
Fees are calculated pro rata and billed monthly.